SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 16, 2017

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23‑2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 300
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(e)          On August 16, 2017, at the recommendation of the Compensation Committee of the Board of Directors of USA Technologies, Inc. (the “Company”), the Board of Directors approved certain compensation arrangements for its executive officers, Stephen P. Herbert, Chairman and Chief Executive Officer, Priyanka Singh, Chief Financial Officer, and Michael K. Lawlor, Chief Services Officer.

Base Salaries

Effective as of August 16, 2017, Mr. Herbert’s annual base salary was increased to $525,000, Ms. Singh’s annual base salary was increased to $300,000, and Mr. Lawlor’s annual base salary was increased to $275,000.

2018 STI Plan

The Board approved the Fiscal Year 2018 Short-Term Incentive Plan (the “2018 STI Plan”) which provides that each executive officer would earn a cash bonus in the event that the Company achieves during the 2018 fiscal year certain annual financial goals (80% weighting) and certain annual specific performance goals relating to the executive officer which are to be established by the Compensation Committee (20% weighting). The annual financial goals are total revenues (15% weighting), cash generated from operations (15% weighting), and non-GAAP net income (50% weighting).

If none of the minimum threshold target goals are achieved, the executive officers would not earn a cash bonus. If all of the target goals are achieved, the executive officers would earn a cash bonus as follows: Mr. Herbert - $262,500 (50% of base salary); Ms. Singh - $90,000 (30% of base salary); and Mr. Lawlor - $82,500 (30% of base salary). If all of the maximum distinguished target goals are achieved, the executive officers would earn a cash bonus as follows: Mr. Herbert - $393,750 (75% of base salary); Ms. Singh - $135,000 (45% of base salary); and Mr. Lawlor - $123,750 (45% of base salary). Assuming the minimum threshold target goal would be achieved for a particular metric, the amount of the cash bonus to be earned would be determined on a pro rata basis, provided that the bonus would not exceed the maximum distinguished award for that metric.

2018 LTI Stock Plan

The Board approved the Fiscal Year 2018 Long-Term Stock Incentive Plan (the “2018 LTI Stock Plan”) which provides that each executive officer would be awarded shares of common stock of the Company in the event that certain metrics relating to the Company’s 2018 fiscal year would result in specified ranges of year-over-year percentage growth. The metrics are total number of connections as of June 30, 2018 as compared to total number of connections as of June 30, 2017 (40% weighting) and adjusted EBITDA earned during the 2018 fiscal year as compared to the adjusted EBITDA earned during the 2017 fiscal year (60% weighting).

If none of the minimum threshold year-over-year percentage target goals are achieved, the executive officers would not be awarded any shares. If all of the year-over-year percentage target goals are achieved, the executive officers would be awarded shares having the following value: Mr. Herbert - $840,000 (160% of base salary); Ms. Singh - $300,000 (100% of base salary); and Mr. Lawlor - $275,000 (100% of base salary). If all of the maximum distinguished year-over-year percentage target goals are achieved, the executive officers would be awarded shares having the following value: Mr. Herbert - $1,260,000 (240% of base salary); Ms. Singh - $450,000 (150% of base salary); and Mr. Lawlor - $412,500 (150% of base salary). Assuming the minimum threshold year-over-year percentage target goal would be achieved for a particular metric, the number of shares to be awarded for that metric would be determined on a pro rata basis, provided that the award would not exceed the maximum distinguished award for that metric. The shares awarded under the 2018 LTI Stock Plan would vest as follows: one-third at the time of issuance; one-third on June 30, 2019; and one-third on June 30, 2020.

Herbert Stock Option Award

Mr. Herbert was awarded incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, to purchase up to 19,047 shares of common stock at an exercise price of $5.25 per share. The options vest on August 16, 2018, and expire if not exercised prior to August 16, 2024.

Singh Stock Option Award

Ms. Singh was awarded non-qualified stock options to purchase up to 25,000 shares at an exercise price of $5.25 per share. The options vest as follows: one-third on August 16, 2018; one-third on August 16, 2019; and one-third on August 16, 2020. The options expire if not exercised prior to August 16, 2024.

Singh Cash Bonus

Ms. Singh was awarded a cash bonus of $25,000 in recognition of services rendered to the Company during the 2017 fiscal year.

Lawlor Cash Bonus

Mr. Lawlor was awarded a cash bonus of $25,000 in recognition of services rendered to the Company during the 2017 fiscal year.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: August 21, 2017	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer